Exhibit 99.1

Press Release

Release Date: November 12, 2021	Contact: Jack E. Rothkopf
At 4:30 p.m. EST	Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FISCAL 2021 RESULTS

Philadelphia, Pennsylvania (November 12, 2021) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.0 million, or $0.26 per basic and $0.25 per diluted share, for the quarter ended September 30, 2021 as compared to $548,000, or $0.07 per basic and diluted share, for the same quarter in fiscal 2020. For the fiscal year ended September 30, 2021, the Company reported net income of $7.8 million, or $0.98 per basic and diluted share as compared to $9.6 million, or $1.12 per basic and diluted share, for fiscal 2020. Fiscal year 2020 included significant gains on sales of investment securities available for sale.

Dennis Pollack, President and CEO, commented, “We are pleased to report improvement in both our net interest margin and interest rate spread, but recognize the need for additional improvement. Our overall operating performance remained solid with improved credit quality and despite another surge of COVID-19 during the summer and the on-going economic disruptions created by the pandemic . We continue to evaluate and implement strategies to enhance shareholder value including stock repurchase programs and the maintenance of our regular quarterly dividend, but with a continued focus on protecting our capital in these challenging times.”

Highlights for the Fiscal Year and Quarter Ended September 30, 2021

●

Net loans receivable increased by $29.9 million to $618.2 million at September 30, 2021 compared to $588.3 million at September 30, 2020, primarily due to increases in multi-family, commercial business and commercial real estate loans.

●

The net interest margin improved to 2.31% for the three months ended September 30, 2021 compared to 1.89% for the three months ended September 30, 2020 and 2.13% for the three months ended June 30, 2021.

●

The Company repurchased 386,883 shares of its common stock during the fiscal year ended September 30, 2021 at a weighted average per share cost of $13.93, well below the Company’s book value per share.

●	Non-performing assets declined to $12.5 million or 1.1% of total assets at September 30, 2021 as compared to $13.0 million or 1.2% of total assets at September 30, 2020.
●	The Company’s tangible book value per share (non-GAAP) was $15.97 per share at September 30, 2021 as compared to $15.07 at September 30, 2020.
●

As of September 30, 2021, there were no loans on COVID-19 deferral and all the loans that had been on COVID-19 deferral had returned to paying status as of October 1, 2020 and remained current at September 30, 2021.

Net Interest Income:

Net interest income for the fourth quarter of fiscal 2021 amounted to $6.1 million, increasing by $692,000 as compared to the same period in fiscal 2020. Primarily contributing to the favorable increase was a decrease of $747,000 in interest paid on deposits and borrowings during the quarter ended September 30, 2021. Partially offsetting the increase in net interest income was a $55,000 decrease in interest earned on interest-earning assets. The weighted average cost of borrowings and deposits decreased 12 basis points to 1.50% for the quarter ended September 30, 2021 from 1.62% for the same period in 2020 due to decreases in market rates of interest which affected both deposit and borrowing costs. The weighted average yield on our interest-earning assets increased by 26 basis points, to 3.64% for the quarter ended September 30, 2021, but the average balance of interest-earning assets declined by $85.1 million to $1.0 billion primarily due to paydowns in the investment portfolio, in particular, mortgage-backed securities. The weighted average yield increased due to the change in the asset mix as loans generally bear higher yields than investment securities.

On a linked quarter basis, for the three months ended September 30, 2021, net interest income increased by $287,000 to $6.1 million as compared to the three months ended June 30, 2021. The increase in net interest income reflected the effects of an increase of $207,000 in interest earned on interest-earning assets and a decrease of $80,000 in interest paid on deposits and borrowings. The yield earned on interest-earning assets increased 19 basis points from 3.45% to 3.64% while the weighted average rate paid on interest-bearing liabilities increased only one basis point from 1.49% to 1.50% . The average balance of interest-earning assets decreased by $44.7 million during the fourth quarter of fiscal 2021.

Net interest income for the fiscal year ended September 30, 2021 amounted to $23.2 million, increasing by $437,000 as compared to fiscal 2020. The increase was due to a $4.6 million, or 23.8%, decrease in interest paid on deposits and borrowings. This was largely offset by a decrease of $4.2 million, or 9.9%, in interest income. The weighted average cost of borrowings and deposits decreased to 1.53% for the fiscal year ended September 30, 2021 from 1.79% for fiscal 2020 primarily due to decreases in market rates of interest. The decrease in interest income was primarily due to the decrease in the weighted average balance of interest-earning assets of $99.3 million and to a lesser extent by the 5 basis point decline to 3.49% in the weighted average yield earned on our interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to paydowns in the investment portfolio, primarily mortgage-backed securities.

For the three months and the fiscal year ended September 30, 2021, the net interest margin was 2.31% and 2.13%, respectively, compared to 1.89% and 1.92% for the same periods in fiscal 2020, respectively. The margin improvement experienced in the fiscal 2021 periods in large part reflected the more rapid decline in interest-bearing liability costs compared to the decline in interest-earning asset yields in response to the declining interest rate environment.

Non-Interest Income:

Non-interest income amounted to $1.1 million and $3.6 million for the three months and the fiscal year ended September 30, 2021, respectively, compared to $841,000 and $8.1 million, respectively, for the comparable periods in fiscal 2020. The increase in non-interest income for the fourth quarter of fiscal 2021 as compared to the same period in fiscal 2020 reflected the recognition of $734,000 in aggregate gain on the sale of $15.0 million of investment securities. The higher level of non-interest income experienced in fiscal 2020 was primarily attributable to the aggregate $6.0 million of gains on sale of investment securities compared to $1.6 million for fiscal 2021 reflecting the sale in fiscal 2020 of $142.1 million of investment securities.

Non-Interest Expenses:

For the three months and fiscal year ended September 30, 2021, non-interest expense increased $390,000 and $904,000, respectively, compared to the same periods in the prior fiscal year. The increases were due primarily to increased employee expense due in part to the hiring of additional personnel in our lending operations to support our expanded lending activities.

Income Taxes:

For the three months and fiscal year ended September 30, 2021, the Company recorded income tax expense of $361,000 and $1.3 million, respectively, compared to an income tax benefit of $239,000 and income tax expense of $1.6 million, respectively, for the same periods in fiscal 2020. The increase in income tax expense for the quarter ended September 30, 2021 was due to the substantial increase in income before taxes during the fourth quarter as compared to the 2020 period as compared to an income tax benefit recognized during the 2020 period as a result of stock compensation plans.

Balance Sheet:

Total assets decreased by $122.9 million to approximately $1.1 billion at September 30, 2021 from September 30, 2020. Net loans receivable increased $29.9 million to $618.2 million at September 30, 2021 from $588.3 million at September 30, 2020 due to the continuing efforts to expand our commercial real estate and commercial business loan portfolio. Offsetting the increase in net loans were decreases in the investment portfolio of $117.2 million primarily as a result of paydowns of U.S. government agency mortgage-backed securities and a decrease in cash and cash equivalents of $35.4 million.

Total liabilities decreased by $124.2 million to $970.2 million at September 30, 2021 as compared to September 30, 2020 due primarily to a $59.4 million decrease in deposits and a $53.2 million decrease in FHLB borrowings. We have consciously allowed higher costing FHLB borrowings and certificates of deposit to run off at maturity as part of our efforts to both reduce our cost of funds as well as improve our net interest margin.

Total stockholders’ equity increased by $1.3 million to $130.5 million at September 30, 2021 from $129.1 million at September 30, 2020. The increase was primarily due to net income of $7.8 million recognized during the fiscal year ended September 30, 2021. Also contributing to the increase was an after tax $5.3 million increase in the fair value of interest rate swap arrangements. These increases were largely offset by the cost of net stock repurchases totaling $5.0 million, an after tax decrease in fair value of investment securities available for sale of $4.5 million and dividend payments totaling $2.2 million during the fiscal year ended September 30, 2021.

Asset Quality:

At September 30, 2021, the Company’s non-performing assets totaled $12.5 million or 1.1% of total assets as compared to $13.0 million or 1.2% of total assets at September 30, 2020. Non-performing assets at September 30, 2021 included three construction loans aggregating $4.1 million, 18 one-to-four family residential mortgage loans aggregating $3.0 million, two commercial real estate loans aggregating $1.3 million and two construction loans aggregating $4.1 million that were foreclosed during the third quarter of fiscal 2021 and are held as other real estate owned. At September 30, 2021, the Company had two loans totaling $1.1 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $390,000 loan secured by a single-family residential property which is performing in accordance with the restructured terms. The remaining TDR is a $705,000 commercial real estate loan classified as non-accrual and is part of a lending relationship totaling $6.0 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship and the two construction loans noted above that became other real estate owned during the quarter ended June 30, 2021). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank moved the underlying litigation with the borrower noted above from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. As of September 30, 2021, 35 units have been sold in the project resulting in $875,000 applied against the outstanding debt owed the Bank.

The Company recorded a provision for loan losses of $200,000 for the three months and fiscal year ended September 30, 2021 compared to provisions for loan losses of $1.7 million and $3.0 million, respectively, for the same periods in fiscal 2020, as the $3.0 million provision expense incurred in fiscal 2020, combined with minimal charge-offs, was deemed sufficient to maintain the allowance at a level sufficient to cover all inherent and probable losses in the current portfolio prior to the fourth quarter of fiscal 2021. During the three months and fiscal year ending September 30, 2021, the Company recorded one charge off of $40,000 while during the same periods the Company recorded recoveries aggregating $0 and $54,000, respectively. During the three months and fiscal year ending September 30, 2020, the Company recorded charge offs of $50,000 and $145,000, respectively. During the three months and fiscal year ended September 30, 2020, the Company recorded recoveries aggregating $12,000 and $30,000, respectively. Although our COVID-19 loan deferrals were as high as $149.7 million during portions of fiscal 2020, all existing deferrals had ended by September 30, 2020. All of the loans which had been on deferral were current as of September 30, 2021.

The allowance for loan losses totaled $8.5 million, or 1.4% of total loans, and 101.6% of total non-performing loans at September 30, 2021 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $8.3 million, or 1.4% of total loans and 63.7% of total non-performing loans at September 30, 2020. The Company believes that the allowance for loan losses at September 30, 2021 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the COVID-19 pandemic, the Company is continuing to provide assistance to its customers in a variety of ways. The Company participated in the initial Paycheck Protection Program (“PPP”) offered under the CARES Act as a Small Business Administration (“SBA”) lender. During fiscal 2021, we worked with a third party in order for our customers to be able to participate in the updated PPP loan program adopted as part of the COVID-19 stimulus bill enacted in December 2020 as part of the 2021 Consolidated Appropriations Act.

The primary method of relief provided to loan customers was to allow borrowers to defer their loan payments for three months (and extend the term of the loan accordingly). The CARES Act and regulatory guidelines have temporarily suspended the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. See “Asset Quality” discussion above.

While the Company’s banking operations were not restricted by the government stay-at-home orders, the Company took and continues to take steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate social distancing in our offices. The Company continues to assess and monitor the on-going COVID-19 pandemic and will take additional such steps as are necessary to protect its employees and assist its depositor and borrower customers during these challenging times.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2020, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2021	2020
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,100,468	$1,223,353
Cash and cash equivalents	82,698	117,081
Investment and mortgage-backed securities:
Held-to-maturity	20,074	22,860
Available-for-sale	305,947	420,415
Loans receivable, net	618,206	588,300
Goodwill and intangible assets	6,348	6,442
Deposits	711,515	770,949
FHLB advances	232,025	285,254
Non-performing loans	8,379	13,037
Non-performing assets	12,488	13,037
Stockholders’ equity	130,456	129,117
Common stock outstanding (shares)	$7,769,387	$8,138,675
Full-service offices	10	10

	At or For the Three Months Ended September 30,		At or For the Fiscal Year Ended September 30,
	2021	2020	2021	2020
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$9,544	$9,599	$38,037	$42,227
Total interest expense	3,486	4,233	14,798	19,425
Net interest income	6,058	5,366	23,239	22,802
Provision for loan losses	200	1,650	200	3,025
Net interest income after provision for loan losses	5,858	3,716	23,039	19,777
Total non-interest income	1,132	841	3,639	8,103
Total non-interest expense	4,638	4,248	17,629	16,725
Income before income taxes	2,352	309	9,049	11,155
Income tax expense (benefit)	361	(239)	1,269	1,600
Net income	$1,991	$548	$7,780	$9,555
Basic earnings per share	$0.26	$0.07	$0.98	$1.12
Diluted earnings per share	$0.25	$0.07	$0.98	$1.12
Dividends paid per common share	$0.07	$0.07	$0.28	$0.71
Tangible book value per share (period end)(1)	$15.97	$15.07	$15.97	$15.07
Common stock outstanding (shares) (period end)	7,769,387	8,138,675	7,769,387	8,138,675

Selected Operating Ratios(2):
Average yield earned on interest-earning assets	3.64%	3.38%	3.49%	3.54%
Average rate paid on interest-bearing liabilities	1.50%	1.62%	1.53%	1.79%
Average interest rate spread (3)	2.14%	1.76%	1.97%	1.75%
Net interest margin (3)	2.31%	1.89%	2.13%	1.92%
Average interest-earning assets to average interest-bearing liabilities	113.04%	108.94%	112.38%	109.69%
Net interest income after provision for loan losses to non-interest expense	126.30%	87.48%	130.69%	118.25%
Total non-interest expense to total average assets	1.68%	1.39%	1.52%	1.33%
Efficiency ratio(4)	64.51%	68.44%	65.59%	54.12%
Return on average assets	0.72%	0.18%	0.67%	0.76%
Return on average equity	6.06%	1.69%	5.93%	6.88%
Average equity to average total assets	11.89%	10.62%	11.35%	11.04%

	At or for the Three Months Ended September 30,		At or for Fiscal Year Ended September 30,
	2021	2020	2021	2020
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	1.36%	2.22%	1.36%	2.22%
Non-performing assets as a percentage of total assets(6)	1.13%	1.07%	1.13%	1.07%
Allowance for loan losses as a percentage of total loans	1.36%	1.39%	1.36%	1.39%
Allowance for loan losses as a percentage of total non-performing loans	101.63%	63.68%	101.63%	63.68%
Net charge-offs to average loans receivable	0.03%	0.04%	0.00%	0.02%

Capital Ratios(7)
Tier 1 leverage ratio
Company	11.48%	10.34%	11.48%	10.34%
Bank	11.30%	10.51%	11.30%	10.51%
Tier 1 common risk-based capital ratio
Company	16.70%	17.21%	16.70%	17.21%
Bank	16.37%	16.88%	16.37%	16.88%
Tier 1 risk-based capital ratio
Company	16.70%	17.21%	16.70%	17.21%
Bank	16.37%	16.88%	16.37%	16.88%
Total risk-based capital ratio
Company	17.87%	18.41%	17.87%	18.41%
Bank	17.55%	18.08%	17.55%	18.08%
(1)	Non-GAAP measure; see reconciliation below.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)

Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)

Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDRs”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosure

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP) at each of the dates presented.

	As of September 30, 2021		As of September 30, 2020
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$130,456	$130,456	$129,117	$129,117
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	246	--	342
Total intangibles	$--	$6,348	$--	$6,444
Adjusted stockholders’ equity	$130,456	$124,108	$129,117	$122,673
Shares of common stock outstanding	7,769,387	7,769,387	8,138,675	8,138,675
Adjusted book value per share	$16.79	$15.97	$15.86	$15.07